UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

CAPITAL CITY ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-140806	20-5131044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8351 North High Street ▪ Suite 101 Columbus, Ohio	43235
(Address of principal executive offices)	(Zip Code)

614-310-1614
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CAPITAL CITY ENERGY GROUP, INC.

 Section 7 – Regulation FD

ITEM 7.01. Regulation FD Disclosure.

During a telephonic conference held on Thursday, August 21, 2008 wherein shareholders and other interested parties were invited to listen to a presentation by our CEO, Mr. Timothy Crawford, of Capital City Energy Group, Inc. (the “Company”), inadvertently disclosed the Company’s projected revenue for the next two years.

It was indicated by our CEO that in the past year 90% of the Company’s revenue was derived from fund management, but for the year ending December 31, 2008 about 90% will have been derived from the Company’s principal investments, having acquired seven (7) of the funds in the fourth quarter of 2007. This reduced the fund management income in 2008.

The well services subsidiary is currently becoming operational. However, the Company anticipates that for the year ending December 31, 2008, the revenues from fund management will range from $3.0 to $4.0 million, annually and the revenue from principal investments, which currently are approximately $3.0 million annually, will increase because of investments in the Barnett Shale. The well services could produce another $3.0 to $4.0 million, annually and the Company expects to be recognizing annualized gross revenues of approximately $8.0 to $10.0 million by the end of 2008.

With respect to 2009, Mr. Crawford indicated that the Company could double its annualized revenue recognitions, with margins which are significantly higher than what has previously been recognized by the Company in the first six (6) months of 2008.

The information contained herein is furnished pursuant to Item 7.01 of the Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless it is specifically incorporated by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 4, 2008	Capital City Energy Group, Inc.

By: /s/Timothy W. Crawford
Timothy W. Crawford
Chief Executive Officer